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                                  EXHIBIT 10.34

                              DIRECTOR FEE SUMMARY

     Set forth below is a summary of the current director fee arrangements for non-employee directors serving on the Boards of Directors of Mercantile Bank Corporation ("Mercantile") and its wholly owned subsidiary, Mercantile Bank of Michigan.

     For 2006, non-employee directors of the Bank are paid an annual retainer of $12,000, and a fee of $700 for each meeting of the Board of Directors of the Bank that they attend. In addition, non-employee directors are paid a meeting fee of $700 for each meeting of the Audit Committee, $600 for each meeting of the Compensation Committee and Nominating Committee, and $400 for each meeting of other committees of the Board of Directors of the Bank that they attend. Non-employee directors are also paid fees of the same amount for meetings of Mercantile's Board of Directors and its committees, when for Board meetings there is not also a meeting of the Board of Directors of the Bank on the same day, and for committee meetings when there is not also a meeting of a committee of the Board of Directors of the Bank having the same name or function on the same day. For meetings that are held by telephone or other remote communications equipment, the meeting fees are half the amount described above. Annual retainer fees are also paid to the Chairmen of three of the committees of Mercantile's Board of Directors. The annual retainer is, for the Chairman of the Audit Committee -- $6,000, for the Chairman of the Compensation Committee -- $4,000, and for the Chairman of the Nominating Committee -- $4,000.

     The same persons currently serve on the Boards of Directors of Mercantile and the Bank. Under the Bank's deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board.